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                                                                    EXHIBIT 8.02

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                              January 14, 2000



The Associated Group, Inc.
Three Bala Plaza East
Suite 502
Bala Cynwyd, PA 19004

               Re:  AT&T Corp. Merger
                    -----------------

Ladies and Gentlemen:

          We have acted as special U.S. federal income tax counsel to The Associated Group, Inc., a Delaware corporation ("Company"), in connection with the contemplated merger (the "Merger") of A-Group Merger Corp., a Delaware corporation ("Sub") and a wholly-owned subsidiary of AT&T Corp., a New York corporation ("Parent"), with and into Company, with Company surviving as a wholly-owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of May 28, 1999 and amended as of October 28, 1999, among Parent, Sub, Liberty Media Corporation, a Delaware corporation ("Liberty"), and Company (as amended, the "Merger Agreement"), and the subsequent conversion of Company to a limited liability company under the laws of the State of Delaware (the "LLC Conversion") pursuant to the Merger Agreement. At your request, and pursuant to
Section 8.4(h) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger and LLC Conversion. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

          In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus dated October 29, 1999 included in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission (the "SEC") in connection with the Merger (the "Proxy Statement"), and (iii) such other documents, certificates and records as we have deemed necessary or
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The Associated Group, Inc.
January 14, 2000
Page 2

appropriate as a basis for the opinion set forth below. We have assumed that the Merger and the LLC Conversion will be consummated strictly in accordance with the Merger Agreement, Proxy Statement and such other documents, certificates and records and that all representations, warranties, covenants and other statements as to factual matters contained in the Merger Agreement, Proxy Statement or any such documents, certificates and records are true, correct and complete and will continue to be true, correct and complete through the Effective Time. In rendering our opinion, we have also relied upon statements, representations and covenants set forth in letters of representation, dated as of the date hereof, which Parent, Sub, Liberty and Company have provided to us (copies of which are attached hereto) and have assumed that such statements, representations and covenants are true, correct and complete and will continue to be true, correct and complete through the Effective Time, in each case without regard to any qualifications as to knowledge or belief. Any inaccuracy in any of the above-mentioned statements, representations, warranties or assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

          For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed (i) that the Merger will qualify as a statutory merger under the laws of the State of Delaware and that the LLC Conversion will be consummated pursuant to Section 266 of the DGCL and (ii) that the Merger and LLC Conversion will be reported by Parent and Company on their respective tax returns in a manner consistent with the opinion set forth below.

          In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in any of the authorities upon which our opinion is based could affect our conclusions. In addition, our opinion will not be binding on the Service or any court, and the Service
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The Associated Group, Inc.
January 14, 2000
Page 3

or a court could adopt a position contrary to the conclusions we have reached in rendering our opinion.

          On the basis of and subject to the foregoing, we are of the opinion that for United States federal income tax purposes (i) the Merger and the LLC Conversion should be treated as a reorganization, qualifying under the provisions of Section 368(a) of the Code, (ii) each of Parent and Company should be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss should be recognized by a Stockholder of Company as a result of the Merger and the LLC Conversion with respect to the Company Stock converted solely into Parent Common Stock and Class A Liberty Group Stock in the Merger.

          This opinion may not be applicable to Stockholders of the Company who received their Company Stock pursuant to the exercise of employee stock options or otherwise as compensation.

          We express no opinion as to United States federal income tax consequences other than as set forth above or as to any state, local or foreign tax consequences. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes with respect to the matters stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit only and is not to be relied upon, used, circulated, quoted or otherwise referred to for any purpose or by any other party without our express written consent.

          We hereby consent to the filing of this opinion with the SEC as a post-effective exhibit to the Proxy Statement and to the reference to our firm under the headings "The Proposed Merger -- Material U.S. Federal Income Tax Consequences" and "Legal Experts." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP